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                                                                   Exhibit 10.11

                      TRANSITIONAL ADMINISTRATIVE AGREEMENT

      This Transitional Administrative Agreement (the "Agreement") is made and entered into to be effective as of January 1, 2004 (the "Effective Date") by and among ProCentury Corporation, an Ohio corporation ("ProCentury"), Evergreen National Indemnity Corporation ("Evergreen"), and Continental Heritage Insurance Company ("CHIC").

                                    RECITALS

A. ProCentury is the sole shareholder of Century Surety Company, an Ohio domiciled property and casualty company ("Century").

B. As of the date of this Agreement, Century is the controlling shareholder of Evergreen, which in turn is the sole shareholder of CHIC. Both Evergreen and CHIC are Ohio domiciled property and casualty companies. Evergreen and CHIC are hereinafter sometimes referred to collectively as the "Companies" and each individually as a "Company."

C. The parties anticipate that, immediately prior to the effectiveness of, and in order to facilitate, ProCentury's initial public offering of common shares (the "IPO") which is presently anticipated to occur during the first calendar quarter of 2004, ProCentury shall divest itself of its ownership interest in the Companies, and such Companies shall cease to be part of ProCentury's insurance holding company system, through and as a result of a spin-off by ProCentury of the Companies to its pre-IPO voting shareholders (the "Spin-off").

D. ProCentury (directly or through Century) historically has provided the Companies with all executive, managerial, supervisory, administrative, technical, claims handling, investment management, regulatory affairs, legal, accounting, financial reporting, professional and clerical services to operate their respective businesses (collectively, the "Services").

E. To permit the Companies sufficient time to transition to independently operated companies, the Companies desire to engage ProCentury to provide certain Services to the Companies, and ProCentury desires to provide certain Services to the Companies, on the terms and conditions set forth herein.

F. ProCentury and the Companies also wish to provide for certain other transitional matters on the terms and conditions set forth herein.

                             STATEMENT OF AGREEMENT

      The parties, in consideration of the mutual promises herein set forth, and intending to be legally bound, do hereby agree as follows:
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            1. ENGAGEMENT; SERVICES. (A) As of the Effective Date, on the terms and subject to the conditions described in this Agreement, each Company hereby engages ProCentury, and ProCentury hereby accepts the engagement, to provide such Services, from the menu of Services set forth in Section 1(B) below, as the Companies shall request ProCentury to provide to one or both of the Companies from time to time for the purpose of conducting their property and casualty insurance businesses. ProCentury may, in its discretion and without notice to the Companies, provide the Services directly or through any affiliate, including Century. For the purposes of this Agreement, the performance of any Service by or through an affiliate of ProCentury or such affiliate's employees, officers, agents or representatives shall be deemed to be the performance of such Service by ProCentury and its employees, officers, agents or representatives.

            (B) The Services shall include the following:

      (1) maintenance of financing and accounting records and controls, including preparation and review of periodic financial statements and reports to be filed with insurance regulatory entities and those required to be prepared for any financial institutions or pursuant to indentures or other credit arrangements;

      (2)   cash management and investment services;

      (3) billing and collection services and related record keeping and reports;

      (4) tax management and administration, including filing of federal and state tax returns, tax reporting, examinations by governmental taxing authorities and tax planning;

      (5)   internal audit, compliance and control functions;


      (6)   human resource services;

      (7)   employee benefits services;

      (8)   legal department services;

      (9)   regulatory affairs services;

      (10)  payroll processing services;

      (11)  employee benefit plan access;

      (12)  mail room services;

      (13)  secretarial and other clerical services; and

      (14) such other services as the Companies and ProCentury may agree to from time to time.

The Services to be performed by ProCentury during the initial term of this Agreement (as provided for in Section 8(A) hereof) are all of those Services identified in Section 1(B)(1) through Section 1(B)(13) above.

      At any time after the initial term of this Agreement, the Companies shall have the right to eliminate particular Services upon not less than ninety (90) days prior written notice to ProCentury. Unless expressly stated otherwise in any such written notice, any such notice from or on behalf of one Company shall apply to both Companies. The parties shall negotiate in good faith a reasonable and customary decrease in the Administrative Fee (as defined in Section 7) upon such elimination(s); provided, however, that nothing herein shall require a decrease in the Administrative Fee if the elimination(s) are nominal or immaterial in nature; and provided



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further, that for so long as ProCentury and the Companies are "affiliates"
within the meaning of Ohio Revised Code Section 3901.32, no decrease in the Administrative Fee shall become effective until the parties have complied with the notice requirements of Ohio Revised Code Section 3901.341.

      At any time, whether during or after the initial term of this Agreement, the parties may negotiate and agree to add one or more Services pursuant to
Section 1(B)(14) above. Unless expressly agreed otherwise by the parties, such additional Service(s) shall be provided to both Companies. The parties shall negotiate in good faith a reasonable and customary increase in the Administrative Fee upon such addition(s); provided, however, that nothing herein shall require an increase in the Administrative Fee if the addition(s) are nominal or immaterial in nature; and provided further, that for so long as ProCentury and the Companies are "affiliates" within the meaning of Ohio Revised Code Section 3901.32, no increase in the Administrative Fee shall become effective until the parties have complied with the notice requirements of Ohio Revised Code Section 3901.341.

      (C) Notwithstanding the foregoing, the parties understand and agree that the Services rendered by ProCentury hereunder are not intended to, and do not, include matters such as corporate acquisitions, divestitures and other major nonrecurring special projects except as otherwise expressly agreed to by the parties.

      (D) In providing the Services, ProCentury shall be responsible for performing all ordinary operational functions of each Company (other than the duties of President and Chief Financial Officer of each Company). ProCentury shall have all authority necessary to carry out its duties under this Agreement and shall act as an agent of each Company. ProCentury shall designate a Services Coordinator to whom the Companies shall direct all comments and requests regarding the Services, and all Services shall be performed under the supervision and control of such Services Coordinator.

      (E) ProCentury shall provide the services of those employees necessary or appropriate to provide the Services during the term of this Agreement. All such persons shall be employees of ProCentury (or an affiliate thereof) and not of either Company; provided, however, that, from and after the Spin-off, the President and Chief Financial Officer of the Companies shall not be employed by ProCentury (or an affiliate thereof) but each shall be an employee (and solely the employee) of such Companies. If at any time the Companies reasonably determine that the Services performed by any of the employees provided by ProCentury are not satisfactory, the Companies shall so notify ProCentury's Service Coordinator in writing and such Service Coordinator shall work with the Companies in good faith to address the problem(s). ProCentury retains the right to replace any person(s) performing Services with another person or persons of comparable qualifications and skill without causing a breach of this Agreement.

      (F) During the term of this Agreement, ProCentury shall be entitled to continue using its employees to conduct all of its business operations, notwithstanding that such persons also shall be performing Services for the Companies. To the extent reasonably possible, ProCentury and the Companies shall jointly utilize the ProCentury employees who provide Services hereunder in a cooperative manner consistent with the business interests and needs of both parties.


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ProCentury shall direct its employees who perform Services to use all commercially reasonable efforts to promote the general interests and economic welfare of the Companies to the same extent as such employees do the same for ProCentury and its affiliates other than the Companies.

      (G) The employees provided by ProCentury under this Agreement shall be employees of ProCentury (or an affiliate thereof) and not of either Company. Accordingly, ProCentury (or an affiliate thereof) shall be solely responsible for filing all information and tax returns and issuing tax and other payroll forms and reports with respect to wages paid to such employees. Neither Company shall have any responsibility to provide any compensation or benefits to such employees.

      2. TRADENAMES AND TRADEMARKS. Each Company hereby grants to ProCentury and its affiliates (other than the Companies) a non-exclusive right to use its corporate name, trade names, service marks and trade marks, together with any stylized logos incorporating those names or marks, now or hereafter owned or used by or in the business of each Company, but solely for the purpose of performing and providing the Services under this Agreement.

      3. REINSURANCE AGREEMENTS; SOFTWARE LICENSING AGREEMENTS. (A) On or about the Effective Date, the Companies shall enter into with Century, and ProCentury shall cause Century to enter into with the Companies, one or more reinsurance agreements for the purposes of allowing Century and the Companies to continue, to the extent practicable and permissible under applicable law, their respective insurance operations in a manner consistent with current and past business practices.

      (B) On or about the Effective Date, the Companies shall enter into with Century, and ProCentury shall cause Century to enter into with the Companies, certain Software Licensing Agreements and Software Maintenance and Support Agreements in the forms agreed to by the parties thereto.

      4. EXPENSE PAYMENTS. To the extent necessary for the purposes of carrying out the Services, ProCentury (and its affiliates other than the Companies) shall have authority to act as agent for each Company in collecting and disbursing funds due to each Company and in paying expenses and other operating costs of each Company.

      5. BOARD OF DIRECTORS' CONTROL. The officers and employees of ProCentury (and those of its affiliates other than the Companies) and of each Company shall be subject to the authority of their respective Boards of Directors. Each of the Companies and ProCentury may appoint or elect its officers, subject at all times to the power of its Board of Directors to appoint, elect or remove officers, in accordance with its articles of incorporation, code of regulations, by-laws and other governing documents, statutes or rules of law applicable to each respective company.

      6. ALLOCATION OF COSTS AND EXPENSES. Except to the extent allocated under other provisions of this Agreement, all out-of-pocket expenses incurred for goods or services from third-party vendors or other unrelated parties that are identifiable to one or both of the Companies, including without limitation legal fees, audit fees, tax return preparation fees, travel


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expenses, stationery, supplies, automobiles, and items of a similar nature, shall be charged to the Companies. All expenses allocated to the Companies under this Section 6 shall be paid by the Companies not later than fifteen (15) days after such expenses are invoiced.

      7. ADMINISTRATIVE FEE. In addition to the expense allocations in Section 6, the Companies shall pay an administrative fee to ProCentury (the "Administrative Fee") to be determined as follows:

      (A) For all Services provided by ProCentury hereunder to either or both Companies, the Companies shall pay to ProCentury an Administrative Fee in the aggregate annual amount of Nine Hundred Thousand Dollars ($900,000.00), which Administrative Fee shall be due and payable in four equal quarterly installments, with each installment being due and payable on the first day of each calendar quarter during which this Agreement is in effect. The Administrative Fee shall be prorated on a daily basis for periods during which this Agreement is in effect which constitute less than a full calendar quarter.

      (B) At the request of either party on or about the first year anniversary of this Agreement, the Administrative Fee shall be reviewed in good faith by both parties to determine if adjustments are necessary or appropriate. If the actual usage of the Services compared to that reasonably anticipated by the parties as of the date of this Agreement (based on historical usage), or any other material increase or material decrease in the level of Services provided to the Companies, has occurred, the parties shall renegotiate the Administrative Fee in good faith. Any such adjustment must be agreed to in writing by both parties.

      (C) In the event that, at any time during the term of this Agreement, the combined annualized gross written premiums of the Companies exceed, or are anticipated to exceed, Fifty Million Dollars ($50,000,000.00), ProCentury shall have the right to increase the Administrative Fee; provided that the amount of such increase shall be negotiated in good faith by the parties. Any such increase must be agreed to in writing by both parties. In calculating the annualized gross written premiums of the Companies for this purpose, premiums for bail business shall be determined on a gross premium basis.

      (D) Any payment due under this Agreement which remains unpaid after the due date shall accrue interest per annum at the rate equal to the prime rate of interest listed in the Wall Street Journal (Midwest Edition) as part of its daily report on money rates plus one percent (1%) on the date the payment was due until the date it is paid.

      (E) Notwithstanding anything in this Section 7 or otherwise to the contrary, for so long as ProCentury and the Companies are "affiliates" within the meaning of Ohio Revised Code Section 3901.32, the Administrative Fee shall be equal to an amount which is no greater than that permitted pursuant to Ohio Revised Code Section 3901.34(A), and no adjustment in the Administrative Fee shall become effective until the parties have complied with the notice requirements of Ohio Revised Code Section 3901.341.

      8. TERM AND TERMINATION. (A) The initial term of this Agreement shall begin on the Effective Date and end eighteen (18) calendar months after the Effective Date, and, except as


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provided in Section 8(B) below, shall be automatically renewed for one six (6)
month renewal term.

      (B) This Agreement may be terminated prior to the end of the initial term or the renewal term, as applicable, as follows:

            (1) By the Companies, at the end of the initial term, upon not less than ninety (90) days advance written notice to ProCentury;

            (2) Automatically, if any party or any insurance company affiliate of a party becomes the subject of a liquidation or similar proceeding commenced under Chapter 3925, Ohio Revised Code; applies for or consents to the appointment of a receiver; makes a general assignment for the benefit of creditors' admits in writing its inability to pay debts as they mature; files a petition or answer seeking a reorganization or arrangement with creditors under any insolvency law; or if a decree of any court is entered adjudging the party to be insolvent or approving a reorganization or arrangement under any insolvency law (which decree is not set aside within thirty days after it is entered);

            (3) Immediately upon the expiration of thirty (30) days after any party receives written notice of a material breach of its obligations under this Agreement from the other party and such material breach remains uncured after expiration of such thirty (30) day notice period; or

            (4) After ProCentury and the Companies cease to be "affiliates" within the meaning of Ohio Revised Code Section 3901.32, upon not less than one hundred eighty days (180) days advance written notice by ProCentury, as to any Company the voting stock of which ceases to be controlled by ProAlliance Corporation.

      Except as provided in Section 8(B)(4) above or as otherwise expressly agreed to in writing by the parties, the termination of this Agreement as to one Company shall cause the termination of this Agreement as to both Companies.

      If not earlier terminated, this Agreement shall automatically terminate at the end of the renewal term unless the parties agree in writing to an extension hereof. Any termination of this Agreement shall not affect the right to payment of accrued fees or reimbursement of expenses for actions taken prior to termination, nor the rights and obligations of the parties under Section 9, 10 11, 16 and this Section 8, nor shall any termination of this Agreement cause a termination of any of the reinsurance or software agreements provided for in
Section 3 hereof.

      9. RELATIONSHIP OF PARTIES. In the performance of Services under this Agreement, ProCentury (and its affiliates other than the Companies) shall at all times be acting and performing the same solely as an independent contractor and not as a joint venturer with or partner of either Company. ProCentury will determine the method, details and means of performing the Services called for hereunder. ProCentury agrees to obtain or provide workers' compensation coverage for its employees (and those of its affiliates other than the Companies) performing Services hereunder and to hold harmless and indemnify the Companies for any and


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all claims arising out of any injury, disability or death of any such employees.
To the extent required by the Companies, ProCentury shall provide evidence of appropriate liability insurance for its own (and its affiliates other than the Companies) employees and operations. Notwithstanding this Agreement, ProCentury shall be permitted to enter into additional management, support and/or administrative service arrangements with persons other than the Companies.

      10. ARBITRATION. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement shall be determined exclusively by binding arbitration in the City of Columbus, Ohio. The arbitration shall be governed by the rules and procedures of the American Arbitration Association (the "AAA") under its Commercial Arbitration Rules and its Supplementary Procedures for Large, Complex Disputes; provided that persons eligible to be selected as arbitrators shall be limited to persons with not less than ten (10) years senior executive experience in the property and casualty insurance industry. Any arbitration proceeding shall be before one arbitrator mutually agreed to by the parties to such proceeding (who shall have the credentials set forth above) unless the amount in question exceeds $200,000, in which event, the arbitration shall be by a panel of three arbitrators or, if the parties are unable to agree to the arbitrator(s) within fifteen (15) business days of the initiation of the arbitration proceedings, then by the AAA. Each of the parties hereby submits unconditionally to the exclusive jurisdiction of the state and federal courts located in the County of Franklin, State of Ohio for purposes of this provision, waives objection to the venue of any proceeding in any such court or that any such court provides an inconvenient forum and consents to the service of process upon it in connection with any proceeding instituted under this Section 12 in the same manner as provided for the giving of notice under this Agreement. Judgment upon the award rendered may be entered in any court having jurisdiction. All fees of the arbitrators shall be borne equally by the parties to the arbitration. No arbitrator shall have power, by award or otherwise, to vary any of the provisions of this Agreement.

      11. LIABILITY. ProCentury will endeavor to perform the Services in a commercially reasonable manner; provided, however, that each Company agrees that ProCentury's liability and the Companies sole and exclusive remedy pursuant to any claim of any kind, including but not limited to a claim in contract, negligence, professional malpractice or strict liability, against ProCentury or any of its affiliates, shall be the re-performance of the services during the term of this Agreement; provided, however, that if the Companies or either of them incur damages which are a direct and proximate result or consequence of any willful and wanton misconduct of ProCentury (or its affiliate(s)), ProCentury's liability, if any, shall be limited to the greater of (a) direct actual damages; or (b) an amount equal to the Administrative Fees actually received by ProCentury for the particular Service(s) at issue. ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, WHETHER IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.

      12. COMPLETE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, including the exhibits hereto, contains the entire agreement between the parties and supersedes


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all prior or contemporaneous discussions, negotiations, representations or agreements relating to the subject matter. No changes or amendments to this Agreement shall be effective or binding on either party unless made in writing and signed by both parties. Any waiver of any provision hereof by a party shall not constitute a continuing waiver or a waiver of any other provision hereof. For so long as ProCentury and the Companies are "affiliates" within the meaning of Ohio Revised Code Section 3901.32, no amendment to this Agreement shall become effective until the parties have complied with the notice requirements of Ohio Revised Code Section 3901.341.

      13. NO THIRD PARTY BENEFIT. This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective successors and assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

      14. CAPTIONS. The captions of the various sections of this Agreement are not part of the content or context of this Agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this Agreement.

      15. FORCE MAJEURE. Notwithstanding any provision of this Agreement to the contrary, either party's obligations under this Agreement shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, material shortages, strikes or labor disputes, acts of God or other causes beyond the reasonable control of such party.

      16. CONFIDENTIAL INFORMATION. ProCentury, on the one hand, and the Companies, on the other, each acknowledge and agree that in connection with this Agreement and the Services each will be exposed to information relating to the other and the other's businesses, agents and customers that is confidential in nature and/or proprietary, including trade secrets. During the term of this Agreement and thereafter each (A) shall treat as confidential any and all information disclosed or made known to it by the other (whether through actual disclosure or observance) and all other information relating to the other and its customers, agents and business; (B) shall not publish or disclose such information in any manner or fashion to any third party without the other's prior written consent, and (C) shall not use such information for any purpose except in connection with performing or receiving the Services hereunder. The confidential information and trade secrets of ProCentury and the Companies and their respective customers include, without limitation, information relating to ProCentury's and the Companies respective business methodologies, marketing, insureds, agency contacts and agency relations, finances and operations (including, without limitation, current or prospective customer lists, cost and pricing figures and statistics, business projections, marketing strategies and plans) not generally known to the public. The foregoing obligations do not apply to any information that is or becomes generally known to the public apart from disclosure by a party or its affiliates or its or their present or former employees or agents, or which was known to or used by a party or its affiliates in the conduct of its insurance operations prior to the Effective Date. At the request of a party from time to time, the other party(ies) shall cause its (or its affiliates') employees to execute a Confidentiality Agreement in a mutually agreed upon form. Upon termination of this Agreement, each party and its affiliates and its or their employees shall return to the other


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party(ies) all records, data, notes, reports, material and other documentation, and all reproductions of the same, relating to such other party(ies). The obligations of ProCentury and the Companies under this Section shall survive the termination of this Agreement.

      17. SUCCESSORS. No party may assign any of its rights or obligations under this Agreement without the written consent of the other party to this Agreement, which consent may be withheld by such other party in its sole discretion. Except as otherwise provided in this Agreement, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement.

      18. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other that (A) this Agreement is duly and validly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, and (B) the execution, delivery and performance of this Agreement do not and will not violate or conflict with any of such party's obligations to any third parties or violate any statute, regulation, rule of law, order, judgment or decree imposed upon it by any applicable governmental authority.

      19. AGREEMENT JOINTLY PREPARED. The parties have participated jointly in the negotiation and drafting of this Agreement and its Exhibits and each party has been represented by competent legal counsel with respect thereto. In the event any ambiguity or question of intent or interpretation arises hereunder, this Agreement and its Exhibits shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement or its Exhibits.

      20. REGULATORY ACCESS TO BOOKS AND RECORDS; SAP COMPLIANCE. The parties shall make the records relating to this Agreement available to the Ohio Department of Insurance for its review as soon as is reasonably practicable after receiving a request for such records. Charges or fees for services performed shall be reasonable and in conformity with statutory accounting principles consistently applied. The books, accounts and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties. The requirements of this Section 20 shall apply for so long as ProCentury and the Companies are "affiliates" within the meaning of Ohio Revised Code Section 3901.32.



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      IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Transitional Administrative Agreement as of the Effective Date.

                                   SIGNATURES

                              PROCENTURY CORPORATION

                              By:_______________________________________
                              Its: President

                              EVERGREEN NATIONAL INDEMNITY COMPANY

                              By:_______________________________________
                              Its: President

                              CONTINENTAL HERITAGE INSURANCE COMPANY

                              By:_______________________________________
                              Its: President


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